Exhibit 99.1
EPR PROPERTIES REPORTS THIRD QUARTER 2017 RESULTS
Company Reports Record Revenue
Increases Earnings Guidance for 2017 and Introduces Guidance for 2018

Kansas City, MO, November 8, 2017 -- EPR Properties (NYSE:EPR) today announced operating results for the third quarter and nine months ended September 30, 2017.

Three Months Ended September 30, 2017

•	Total revenue was $151.4 million for the third quarter of 2017, representing a 21% increase from $125.6 million for the same quarter in 2016.

•
Net income available to common shareholders was $57.0 million, or $0.77 per diluted common share, for the third quarter of 2017 compared to $51.6 million, or $0.81 per diluted common share, for the same quarter in 2016.

•
Funds From Operations (FFO) (a non-GAAP financial measure) for the third quarter of 2017 was $90.5 million compared to $78.2 million for the same quarter in 2016, or $1.22 per diluted common share for both quarters.

•
FFO as adjusted (a non-GAAP financial measure) for the third quarter of 2017 was $93.3 million, or $1.26 per diluted common share, compared to $78.8 million, or $1.23 per diluted common share, for the same quarter in 2016, representing a 2% increase in per share results.

Nine Months Ended September 30, 2017

•	Total revenue was $428.3 million for the nine months ended September 30, 2017, representing a 18% increase from $362.4 million for the same period in 2016.

•
Net income available to common shareholders was $179.6 million, or $2.55 per diluted common share, for the nine months ended September 30, 2017 compared to $149.0 million, or $2.35 per diluted common share, for the same period in 2016.

•
FFO (a non-GAAP financial measure) for the nine months ended September 30, 2017 was $249.4 million compared to $224.2 million for the same period in 2016, or $3.52 per diluted common share for both periods.

•
FFO as adjusted (a non-GAAP financial measure) for the nine months ended September 30, 2017 was $264.7 million, or $3.73 per diluted common share, compared to $227.2 million, or $3.56 per diluted common share, for the same period in 2016, representing a 5% increase in per share results.

“We continue to identify quality investment opportunities in each of our primary investment segments," commented Company President and CEO Greg Silvers. “Including the nearly $300 million we deployed during the third quarter, we have made $1.5 billion in investments this year and are pleased to be increasing both our 2017 investment spending and earnings guidance.  Supported by the broad stability of our investment segments, along with our unmatched category expertise and relationship-based pipeline, we are optimistic about our outlook for 2018 in terms of both earnings growth and investment opportunities.”

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended September 30,
	2017		2016
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders (1)	$90,518	$1.22	$78,229	$1.22
Costs associated with loan refinancing or payoff	1,477	0.02	14	—
Gain on insurance recovery (included in other income)	—	—	(1,825)	(0.03)
Termination fee included in gain on sale	954	0.02	549	0.01
Transaction costs	113	—	2,947	0.05
Gain on sale of land	—	—	(1,066)	(0.02)
Deferred income tax expense (benefit)	227	—	(44)	—
FFO as adjusted available to common shareholders (1)	$93,289	$1.26	$78,804	$1.23

Dividends declared per common share		$1.02		$0.96
FFO as adjusted available to common shareholders payout ratio		81%		78%

	Nine Months Ended September 30,
	2017		2016
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders (1)	$249,391	$3.52	$224,211	$3.52
Costs associated with loan refinancing or payoff	1,491	0.02	905	0.01
Gain on insurance recovery (included in other income)	(606)	(0.01)	(3,837)	(0.06)
Termination fee included in gain on sale	6,774	0.09	2,819	0.04
Gain on early extinguishment of debt	(977)	(0.01)	—	—
Transaction costs	388	0.01	4,881	0.08
Gain on sale of land	—	—	(1,066)	(0.02)
Deferred income tax expense (benefit)	911	0.01	(664)	(0.01)
Impairment of direct financing lease - allowance for lease loss portion (2)	7,298	0.10	—	—
FFO as adjusted available to common shareholders (1)	$264,670	$3.73	$227,249	$3.56

Dividends declared per common share		$3.06		$2.88
FFO as adjusted available to common shareholders payout ratio		82%		81%

(1)
Per share results for the three and nine months ended September 30, 2017 and 2016 include the effect of the conversion of the 5.75% Series C cumulative convertible preferred shares as the conversion would be dilutive.

(2)
Impairment charges recognized during the nine months ended September 30, 2017 total $10.2 million and related to our investment in a direct financing lease, net, consisting of $2.9 million related to the residual value portion and $7.3 million related to the allowance for lease loss portion.

Portfolio Update

The Company's investment portfolio (excluding property under development) consisted of the following at September 30, 2017:

•
The Entertainment segment included investments in 147 megaplex theatre properties, seven entertainment retail centers (which include seven additional megaplex theatre properties) and nine family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 12.8 million square feet and was 99% leased, including megaplex theatres that were 100% leased.

•
The Education segment included investments in 69 public charter schools, 63 early education centers and 15 private schools. The Company’s portfolio of owned education properties consisted of 4.3 million square feet and was 98% leased.

•
The Recreation segment included investments in 26 ski areas, 20 attractions, 28 golf entertainment complexes and seven other recreation facilities. The Company’s portfolio of owned recreation properties was 100% leased.

•
The Other segment consisted primarily of the land under ground lease, property under development and land held for development related to the Adelaar casino and resort project in Sullivan County, New York.

The combined owned portfolio consisted of 20.0 million square feet and was 99% leased. As of September 30, 2017, the Company also had a total of $284.2 million invested in property under development.

Investment Update

The Company's investment spending for the three months ended September 30, 2017 totaled $292.8 million (bringing the year-to-date investment spending to $1.5 billion), and included investments in each of its primary operating segments:

•
Entertainment investment spending during the three months ended September 30, 2017 totaled $150.7 million, including spending on build-to-suit development and redevelopment of megaplex theatres, entertainment retail centers and family entertainment centers, as well as $106.2 million in acquisitions of three megaplex theatres.

•
Education investment spending during the three months ended September 30, 2017 totaled $56.5 million, including spending on build-to-suit development and redevelopment of public charter schools, early education centers and private schools, as well as $11.1 million for the acquisition of one public charter school and an investment of $20.0 million in mortgage notes receivable.

•
Recreation investment spending during the three months ended September 30, 2017 totaled $85.4 million, including investment spending on build-to-suit development of golf entertainment complexes and attractions, and redevelopment of ski areas, as well as $17.7 million in acquisitions of other recreation facilities.

•	Other investment spending during the three months ended September 30, 2017 totaled $0.2 million, and was related to the Adelaar casino and resort project in Sullivan County, New York.

Capital Recycling

During the third quarter, the Company sold one public charter school property, pursuant to a tenant purchase option, for total net proceeds of approximately $5.7 million and recognized a net gain on sale of real estate of $1.0 million. Dispositions and mortgage note pay-off (excluding principal amortization) totaled $140.3 million for the nine months ended September 30, 2017.

The Company expects to receive an additional $45.0 million to $60.0 million of proceeds from property dispositions in the fourth quarter, primarily from sales of public charter school properties pursuant to tenant purchase options, and expects to recognize an additional $11.7 million to $12.7 million in lease termination fees in FFO as adjusted for the fourth quarter.

Balance Sheet Update

The Company had a net debt to adjusted EBITDA ratio (a non-GAAP financial measure) of 5.66x at September 30, 2017. The Company had $11.4 million of unrestricted cash on hand and $170.0 million outstanding under its $1.0 billion unsecured revolving credit facility at September 30, 2017.

On September 27, 2017, the Company amended its unsecured consolidated credit agreement which governs its unsecured revolving credit facility and its unsecured term loan facility. These amendments increased the borrowing capacity, extended the maturity, released the Company's subsidiaries as co-borrowers and lowered the interest rate and related pricing terms of the Company's facilities. In connection with the amendment, $1.5 million of deferred financing fees (net of accumulated amortization) were written off during the three months ended September 30, 2017, and are included in costs associated with loan refinancing.

The amendments to the unsecured revolving portion of the credit facility, among other things, (i) increased the initial maximum available amount from $650.0 million to $1.0 billion, (ii) extended the maturity date from April 2019, to February 2022 (with the Company having the right to extend the loan for an additional seven months) and (iii) lowered the interest rate and facility fee pricing based on a grid related to the Company's senior unsecured credit ratings which at closing was LIBOR plus 1.00% and 0.20%, versus LIBOR plus 1.25% and 0.25%, respectively, under the previous terms.

The amendments to the unsecured term loan portion of the credit facility, among other things, (i) increased the initial amount from $350.0 million to $400.0 million, (ii) extended the maturity date from April 2020, to February 2023 and (iii) lowered the interest rate based on a grid related to the Company's senior unsecured credit ratings which at closing was LIBOR plus 1.10% versus LIBOR plus 1.40% under the previous terms. At closing, the Company borrowed the remaining $50.0 million available on the $400.0 million term loan portion of the facility, which was used to pay down a portion of the Company's unsecured revolving credit facility.

In addition, there is a $1.0 billion accordion feature on the combined unsecured revolving credit and term loan facility that increases the maximum amount available under the combined facility, subject to lender approval, from $1.4 billion to $2.4 billion. If the Company exercises all or any portion of the accordion feature, the resulting increase in the facility may have a shorter or longer maturity date and different pricing terms.

On October 31, 2017, the Company entered into three interest rate swap agreements to fix the interest rate at 3.15% on an additional $50.0 million of the unsecured term loan facility from November 2017 to April 2019 and on $350.0 million of the unsecured term loan facility from April 2019 to February 2022.

During the third quarter, the Company also prepaid in full three mortgage notes payable totaling $24.9 million, which were secured by three theatre properties.

Dividend Information

The Company declared regular monthly cash dividends during the third quarter of 2017 totaling $1.02 per common share. This dividend represents an annualized dividend of $4.08 per common share, an increase of 6.25% over the prior year, and would be the Company's seventh consecutive year with an annual dividend increase.

The Company also declared third quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.4140625 per share on its 6.625% Series F cumulative redeemable preferred shares.

2017 Guidance

The Company is increasing its 2017 guidance for FFO as adjusted per diluted share to a range of $5.15 to $5.20 from a range of $5.05 to $5.20. The Company is increasing its 2017 investment spending guidance to a range of $1.55 billion to $1.60 billion from $1.45 billion to $1.50 billion. Disposition proceeds are expected to total $185.0 million to $200.0 million for 2017.

FFO as adjusted guidance for 2017 is based on FFO per diluted share of $4.76 to $4.80 adjusted for estimated costs associated with loan refinancing or payoff, gain on insurance recovery, transaction costs, gain on early extinguishment of debt, termination fees included in gain on sale, deferred income tax expense and impairment of direct financing lease (allowance for lease loss portion). FFO per diluted share is based on a net income per diluted share range of $3.50 to $3.55 less estimated gain on sale of real estate of a range of $0.57 to $0.58 and the impact of Series C and Series E dilution of $0.05, plus estimated real estate depreciation of $1.84 per diluted share and impairment of direct financing lease (residual value portion) of $0.04 per share (in accordance with the NAREIT definition of FFO).

2018 Guidance

The Company is also introducing its 2018 guidance for FFO as adjusted per diluted share of a range of $5.33 to $5.48. In addition, the Company is introducing its 2018 investment spending guidance of a range of $700.0 million to $800.0 million. Disposition proceeds are expected to total $125.0 million to $225.0 million for 2018.

FFO as adjusted guidance for 2018 is based on FFO per diluted share of $5.07 to $5.16 adjusted for estimated transaction costs, termination fees related to public charter schools and deferred income tax expense. FFO per diluted share is based on a net income per diluted share range of $3.44 to $3.59 less estimated gain on sale of real estate of a range of $0.25 to $0.31 and the impact of Series C and Series E dilution of $0.06, plus estimated real estate depreciation of $1.94 per diluted share (in accordance with the NAREIT definition of FFO).

Quarterly Supplemental

The Company's supplemental information package for the third quarter and nine months ended September 30, 2017 is available on the Company's website at http://eprkc.com/earnings-releases-supplemental.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Rental revenue	$122,827	$102,282	$349,333	$292,115
Tenant reimbursements	3,734	3,821	11,424	11,577
Other income	522	2,476	2,518	5,812
Mortgage and other financing income	24,314	17,031	65,016	52,907
Total revenue	151,397	125,610	428,291	362,411
Property operating expense	6,340	5,626	18,762	16,687
Other expense	—	—	—	5
General and administrative expense	12,070	9,091	33,787	27,309
Costs associated with loan refinancing or payoff	1,477	14	1,491	905
Gain on early extinguishment of debt	—	—	(977)	—
Interest expense, net	34,194	24,265	97,853	70,310
Transaction costs	113	2,947	388	4,881
Impairment charges	—	—	10,195	—
Depreciation and amortization	34,694	27,601	95,919	79,222
Income before equity in income from joint ventures and other items	62,509	56,066	170,873	163,092
Equity in income from joint ventures	35	203	86	501
Gain on sale of real estate	997	1,615	28,462	3,885
Income before income taxes	63,541	57,884	199,421	167,478
Income tax expense	(587)	(358)	(2,016)	(637)
Net income	62,954	57,526	197,405	166,841
Preferred dividend requirements	(5,951)	(5,951)	(17,855)	(17,855)
Net income available to common shareholders of EPR Properties	$57,003	$51,575	$179,550	$148,986
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Net income available to common shareholders	$0.77	$0.81	$2.55	$2.35
Diluted earnings per share data:
Net income available to common shareholders	$0.77	$0.81	$2.55	$2.35
Shares used for computation (in thousands):
Basic	73,663	63,627	70,320	63,296
Diluted	73,724	63,747	70,385	63,393

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	September 30, 2017	December 31, 2016
Assets
Rental properties, net of accumulated depreciation of $711,384 and $635,535 at September 30, 2017 and December 31, 2016, respectively	$4,535,994	$3,595,762
Land held for development	33,674	22,530
Property under development	284,211	297,110
Mortgage notes and related accrued interest receivable	972,371	613,978
Investment in a direct financing lease, net	57,698	102,698
Investment in joint ventures	5,616	5,972
Cash and cash equivalents	11,412	19,335
Restricted cash	24,323	9,744
Accounts receivable, net	99,213	98,939
Other assets	108,498	98,954
Total assets	$6,133,010	$4,865,022

Liabilities and Equity
Accounts payable and accrued liabilities	$140,582	$119,758
Dividends payable	30,997	26,318
Unearned rents and interest	85,198	47,420
Debt	2,987,925	2,485,625
Total liabilities	3,244,702	2,679,121
Total equity	$2,888,308	$2,185,901
Total liabilities and equity	$6,133,010	$4,865,022

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
FFO: (A)
Net income available to common shareholders of EPR Properties	$57,003	$51,575	$179,550	$148,986
Gain on sale of real estate (excluding land sale)	(997)	(549)	(28,462)	(2,819)
Real estate depreciation and amortization	34,457	27,147	95,243	77,870
Allocated share of joint venture depreciation	55	56	163	174
Impairment of direct financing lease - residual value portion (1)	—	—	2,897	—
FFO available to common shareholders of EPR Properties	$90,518	$78,229	$249,391	$224,211

FFO available to common shareholders of EPR Properties	$90,518	$78,229	$249,391	$224,211
Add: Preferred dividends for Series C preferred shares	1,941	1,941	5,823	5,823
Diluted FFO available to common shareholders of EPR Properties	$92,459	$80,170	$255,214	$230,034

FFO per common share:
Basic	$1.23	$1.23	$3.55	$3.54
Diluted	1.22	1.22	3.52	3.52
Shares used for computation (in thousands):
Basic	73,663	63,627	70,320	63,296
Diluted	73,724	63,747	70,385	63,393

Weighted average shares outstanding-diluted EPS	73,724	63,747	70,385	63,393
Effect of dilutive Series C preferred shares	2,072	2,036	2,063	2,029
Adjusted weighted average shares outstanding-diluted	75,796	65,783	72,448	65,422
Other financial information:
Straight-lined rental revenue	$2,357	$4,597	$11,417	$10,950
Termination and prepayment fees	$954	$549	$6,774	$2,819
Dividends per common share	$1.02	$0.96	$3.06	$2.88

(1)
Impairment charges recognized during the nine months ended September 30, 2017 total $10.2 million and related to our investment in a direct financing lease, net, consisting of $2.9 million related to the residual value portion and $7.3 million related to the allowance for lease loss portion.

(A)
NAREIT developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. In addition to FFO, the Company presents FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus provision for loan losses, costs (gain) associated with loan refinancing or payoff, net, retirement severance expense, preferred share redemption costs, termination fees associated with tenants'

exercises of education properties buy-out options, impairment of direct financing lease (allowance for lease loss portion) and transaction costs, less gain on early extinguishment of debt, gain (loss) on sale of land, gain on insurance recovery and deferred tax benefit (expense). FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO or FFO as adjusted the same way so comparisons of each of these non-GAAP measures with other REITs may not be meaningful.

The conversion of the 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO and FFOAA per share for the three and nine months ended September 30, 2017 and 2016. Therefore, the additional 2.1 million and 2.0 million common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO and diluted FFOAA per share for the three and nine months ended September 30, 2017 and 2016, respectively.  The effect of the conversion of our 9.0% Series E cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion do not result in more dilution to per share results and are therefore not included in the calculation of diluted per share data for the three and nine months ended September 30, 2017 and 2016.

Net Debt to Adjusted EBITDA Ratio

Net Debt to Adjusted EBITDA Ratio is a supplemental measure derived from non-GAAP financial measures the Company uses to evaluate its capital structure and the magnitude of its debt against its operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating Net Debt to Adjusted EBITDA Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Reconciliations of debt and net income available to common shareholders (both reported in accordance with GAAP) to Net Debt, Adjusted EBITDA, and Net Debt to Adjusted EBITDA Ratio (each of which is a non-GAAP financial measure) are included in the following tables (unaudited, in thousands):

	September 30,
	2017	2016
Net Debt: (B)
Debt	$2,987,925	$2,248,576
Deferred financing costs, net	33,951	18,885
Cash and cash equivalents	(11,412)	(7,311)
Net Debt	$3,010,464	$2,260,150

	Three Months Ended September 30,
	2017	2016
Adjusted EBITDA: (C)
Net income available to common shareholders of EPR Properties	$57,003	$51,575
Costs associated with loan refinancing or payoff	1,477	14
Interest expense, net	34,194	24,265
Transaction costs	113	2,947
Depreciation and amortization	34,694	27,601
Equity in income from joint ventures	(35)	(203)
Gain on sale of real estate	(997)	(1,615)
Income tax expense	587	358
Preferred dividend requirements	5,951	5,951
Gain on insurance recovery (1)	—	(1,825)
Adjusted EBITDA (for the quarter)	$132,987	$109,068

Adjusted EBITDA (2)	$531,948	$436,272

Net Debt/Adjusted EBITDA Ratio	5.66	5.18

(1) Included in other income in the accompanying consolidated statements of income. Other income includes the following:
	Three Months Ended September 30,
	2017	2016
Income from settlement of foreign currency swap contracts	$520	$643
Gain on insurance recovery	—	1,825
Fee income	1	—
Miscellaneous income	1	8
Other income	$522	$2,476

(2) Adjusted EBITDA for the quarter is multiplied by four to calculate an annual amount.

(B)
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(C)
Management uses Adjusted EBITDA in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDA is useful to investors because it excludes various items that management believes are not indicative of operating performance, and that it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDA as net income available to common shareholders excluding costs associated with loan refinancing or payoff, interest expense (net), depreciation and amortization, equity in (income) loss from joint ventures, gain (loss) on the sale of real estate, gain on insurance recovery, income tax expense (benefit), preferred dividend requirements, the effect of non-cash impairment charges, retirement severance expense, the provision for loan losses and transaction costs, and which is then multiplied by four to get an annual amount.

The Company's method of calculating Adjusted EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDA is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity.

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $6.6 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, expected dividend payments, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com